[Stamp Tax]

URBAN GAS DEVELOPMENT AGREEMENT

Party A: Committee of Shangzhuang, Luquan Country

Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Date: August 07, 2003

URBAN GAS DEVELOPMENT AGREEMENT

Contract SN:
Signatory Location:

Party A: Committee of Shangzhuang, Luquan Country
Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Chapter I General Principles

1.1
WHEREAS, (i) the Committee of Shangzhuang, Luquan Country agrees to authorize Party B the exclusive right to develop, construct and operate the pipeline gas project in the urban area of Shangzhuang, Luquan Country (the “Pipeline Project”), (ii) based on the Contact Law of the People’s Republic of China and other relevant applicable laws and regulations, and (ii) after field study and friendly consultations, the Parties hereby agree as follows in relation to the construction of the Pipeline Project in Shangzhuang, Luquan Country (the “Agreement”).

Chapter II Parties

2.1	Construction Bureau of Shangzhuang, Luquan Country (hereinafter referred to as “Party A”) Legal address: Tel.: (0311) 2226770

2.2	Beijing Zhong Ran Wei Ye Gas Co., Ltd. (hereinafter referred to as “Party B”) Legal address: Caizhiguoji Building No. 18 Zhongguancundong Street Haidian District Tel.: (010) 82600041
Chapter III Establishment of the Company

3.1
Party A, authorized by and on behalf of the Government of Shangzhuang, Luquan Country, agrees that Party B will be responsible for the Pipeline Project of Shangzhuang, Luquan Country and the total financing of the Pipeline Project.

3.2
The Company as a legal person under the PRC law: is subject to the jurisdiction and protection of the PRC laws, regulations and relevant rules (hereinafter referred to as “PRC laws”), and is authorized to conduct its business activities in compliance with the PRC laws.

Chapter IV Business Scope

4.1
Business Scope of the Company: within the urban planned area of Shangzhuang, Luquan Country, to: design, construct, manage, develop and operate the pipeline network of natural gas and its auxiliary facilities, and provide relevant maintenance and emergency repair services; construct and operate natural gas stations; supply natural gas and provide after-sale services to industrial transmission, commercial construction, civic utility and public transportation; exploit natural gas reserves, design for the transportation and transmission thereof, construct and management the operation related thereto.

Chapter V Exclusive Operating Right

5.1
Party A authorizes Party B to execute the pipe natural gas project within Shangzhuang, Luquan Country and guaranties that Party B has the exclusive right to develop and construct the pipe gas project within Shangzhuang, Luquan Country for 50 years.

5.2	Party A will consider extending the 50 year exclusive operation term; provided, that Party B can ensure the normal supply of gas during such period.

5.3
If Party A breaches this Agreement during the term of this Agreement, Party A shall bear the losses resulting from such breach. If Party A or any of its agents or entrusted parties breach this Agreement during the term of this Agreement (which causes Party B to lose the exclusive operating right granted hereunder), Party A shall compensate Party B for its projected economic benefits for the term of this Agreement.

Chapter VI Rights & Obligations of the Parties

6.1
The Parties shall construct the Pipeline Project based to the high standards and principles. The Pipeline Project is designed for supply gas to an aggregate of 15,000 units with the total investment of approximately RMB 50 million. The first stage of the Pipeline Project is to supply for 3000 units (the “First Stage”). Party B agrees that it shall complete the First Stage and start gas supply to the first customers within 6 months, provided, that the actual number of the households is not lower than 1000. Party B agrees that it shall construct and improve the pipeline network in stages according to users’ requests after the First Stage completes.

6.2
Party A shall be responsible for the coordination with the local government and relevant departments of the government and shall provide the following warranties to Party B in the form of official government documents:

6.2.1
to grant Party B the exclusive right to construct and operate natural gas project within the urban planned area of Shangzhuang, Luquan Country for 50 years and ensure the legality thereof; not to approve any new pipe gas project during such time; to guarantee that the pipeline networks constructed by Party B in Shangzhuang, Luquan Country pursuant to this Agreement accept natural gas when the long natural gas pipeline reaches Shangzhuang, Luquan Country, and the continual operation of the pipeline network; not to authorize any other company to operate;

6.2.2
to guarantee that the initial residential installation fee shall be no higher than RMB 2,000/unit for a household and the residential gas price shall be RMB 2.2 per cubic meter. The initial residential installation fee for Shangzhuang villagers shall be RMB 1,800/unit for each household and the residential gas price shall be RMB 2.1 per cubic meter. The company guarantees that the initial residential fee and the gas price for Shangzhuang villagers shall be no higher than the price mentioned above and shall be adjusted according to the changing market.

6.2.3
to ensure that Party B shall enjoy the relevant government preferential policies relating to business investment and raising of capital, urban infrastructure construction and land grant in Shangzhuang, Luquan Country. Considering that the Pipeline Project is an urban infrastructure project, any government fees to be incurred by Party B for the destruction of municipal roads for the construction of the condensed gas station and pipeline network shall be deducted or exempted;

6.3	Party A shall be responsible for assisting Party B in the following matters:

6.3.1	the procedures for land use, planning, fire protection and commencement of project construction;

6.3.2	making available water, electricity and transportation and handle other infrastructure related matters and assisting Party B to organize the design and construction of the project;

6.3.3	application of all potentially available tax and administrative fee waivers and deductions;

6.3.4	timely provision of the municipal planning and relevant materials to Party B upon its request;

6.3.5	implementation of warranties in appendices to this Agreement.

6.4	Party B’s Responsibilities

6.4.1	raising funds for the Pipeline Project;

6.4.2	project design and construction, and operation management upon completion of the Pipeline Project;

6.4.3	ensuring the continuous and safe gas supply except in the case of force majeure;

6.4.4	periodic inspection, repair and maintenance of gas stations and pipelines inside and outside residential buildings according to the PRC rules to ensure year-round safe operation;

6.4.5	guaranteeing that the quality of gas supplied hereunder complies with the relevant PRC rules;

6.4.6	organizing project inspection by the relevant parties upon completion of the Pipeline Project;

6.4.7	signing specific gas supply contracts with the customers.

Chapter VII Miscellaneous Provisions

7.1	Any modification to this agreement and its supplemental agreement(s) shall not be valid and effective unless such modification is in writing and signed by both parties to this Agreement.

7.2
Should any Party fail to perform any of its obligations under this agreement or materially breach the provisions of this agreement, which causes the project company to discontinue its operation or be unable to meet the operational purposes of the Pipeline Project as provided under this agreement, the breaching Party shall be deemed to have unilaterally terminated the agreement, and the non-breaching Party shall have, in addition to any right to and claim for damages, the right to apply to the original approving government authority for the termination of this Agreement in accordance with this Agreement.

7.3
Should any Party be prevented from performing its obligations under this agreement due to the occurrence of any event of Force Majeure such as earthquake, windstorm, flood, fire, war and any other unforeseeable event whose occurrence and consequences are beyond control, such Party shall immediately notify the other Party, and within 15 days [following the occurrence of such event], provide documents stating the details of such event, the reasons for complete or partial nonperformance by such Party and documents evidencing the occurrence of such events. Such documents shall be issued by a notary public institution located at the place where such event occurs. The Parties shall negotiate whether to cancel the entire Agreement or to discharge certain obligations of the non-performing party under this agreement based on the extent to which the performance of this Agreement has been affected.

7.4
Any and all disputes arising out of or relating to the performance of this Agreement shall be settled by the Parties through friendly consultations. If the disputes are not resolved through friendly consultations, then each party agrees to be subject to the jurisdiction of the People’s Court of the locality where this Agreement is executed.

7.5
In the course of judicial procedures, the Parties shall continue to perform their respective obligations under this Agreement, with the exception of those parts of this Agreement which are under dispute.

7.6	The Parties may negotiate and execute documents to supplement this Agreement. Such supplemental agreements shall have the same force and effect as this Agreement.

7.7	This Agreement and any of its supplemental agreements shall not be binding upon any Party unless signed and sealed by the Parties.

7.8	There are four originals of this agreement. Each party holds two originals.

Party A (Seal): Sealed	Party B (Seal): Sealed

Representative (Signature): Signed	Representative (Signature): Signed

Date: August 07, 2003	Date: August 07, 2003